Exhibit 99.1

October 14, 2021 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Third Quarter of 2021

NORTH LIBERTY, IOWA - October 14, 2021 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and nine months ended September 30, 2021.

Three months ended September 30, 2021:
•Net Income of $24.5 million, and Basic Earnings per Share of $0.31,
•Operating Revenue of $152.6 million,
•Operating Income of $33.3 million,
•Operating Ratio of 78.2% and 75.0% Non-GAAP Adjusted Operating Ratio(1),
•Cash Balance of $180.4 million and Total Assets of $958.3 million,
•Stockholders' Equity of $708.8 million (after special dividend of $39.5 million),
•Debt-Free Balance Sheet.

Nine months ended September 30, 2021:
•Net Income of $58.9 million, and Basic Earnings per Share of $0.74,
•Operating Revenue of $459.1 million,
•Operating Income of $78.9 million,
•Operating Ratio of 82.8% and 80.5% Non-GAAP Adjusted Operating Ratio(1)

Heartland Express Chief Executive Officer Mike Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "Our operating results for the three and nine months ended September 30, 2021 showed strength in terms of profit, overall operating efficiency, and our continued ability to grow our cash balance. At the end of the quarter we had $180 million in cash with no debt on our balance sheet. Further, these quarterly operating results and financial strength allowed us to reward our shareholders with a special dividend of $0.50 per common share ($39.5 million), paid on October 1, 2021.

"Freight demand has continued to be strong and has reached unprecedented levels throughout the third quarter of 2021 and we expect these trends to continue for the remainder of 2021 and well into 2022. We also believe that hiring and retention of employees has reached levels of unprecedented challenge across our industry for both carriers and shippers. We continue to partner with our customers who have had to navigate their own employment related disruptions in order to deliver our strong operating results during the quarter. We believe that this shared challenge of hiring and retaining both drivers and other supply chain critical employees will continue in the year ahead. To address that challenge, we have increased wages and enhanced the compensation features for our drivers multiple times in the last twelve months. We will continue to invest in our drivers, our fleet of revenue equipment, our terminal locations, and technology to ensure our drivers receive a rewarding level of compensation along with the tools to have a safe and successful career at Heartland Express.”

Mr. Gerdin continued, “From a financial perspective, we were able to improve our operating income and control costs to deliver an operating ratio of 78.2% and a non-GAAP adjusted operating ratio(1) of 75.0%, an improvement to the same quarter of 2020 where we delivered an operating ratio of 83.2% and a non-GAAP adjusted operating ratio(1) of 81.5%. The operating ratio delivered was also better sequentially to the first and second quarters of 2021 and was our best consolidated operating ratio delivered since the 2nd quarter of 2013 (prior to the acquisitions of Gordon Trucking (2013), Interstate Distributor (2017) and Millis Transfer (2019)). Specifically, the Heartland Express fleet produced an operating ratio in the mid

70's, during the third quarter of 2021, while the Millis Transfer fleet has shown continued improvement over the two years since the acquisition. Millis delivered an operating ratio in the upper 80's and is progressing toward the three-year operating ratio target of 85% or lower by the end of the third quarter of 2022, which we believe is attainable. Our operating income for the third quarter was $33.3 million, a 21.8% increase, compared to $27.3 million in the third quarter of 2020 and our strongest quarter of operating income since the second quarter of 2015. We continue to be extremely proud of our employees and what we have accomplished. We believe we are well positioned for the future.”

Financial Results

Heartland Express ended the third quarter of 2021 with operating revenues of $152.6 million, compared to $162.3 million in the third quarter of 2020. Operating revenues for the quarter included fuel surcharge revenues of $19.6 million, compared to $14.4 million in the same period of 2020. Operating income for the three-month period ended September 30, 2021 was $33.3 million, an increase of $6.0 million as compared to the same period of the prior year. Net income was $24.5 million, compared to $20.7 million in the third quarter of 2020, an increase of 18.1%. Basic earnings per share were $0.31 during the quarter as compared to $0.25 during the same period of 2020. The Company posted an operating ratio of 78.2%, non-GAAP adjusted operating ratio(1) of 75.0%, and a 16.0% net margin (net income as a percentage of operating revenues) in the third quarter of 2021 compared to 83.2%, 81.5%, and 12.8%, respectively, in the third quarter of 2020.

For the nine-month period ended September 30, 2021, the Company recorded operating revenues of $459.1 million, compared to $489.5 million in the same period of 2020. Operating revenues for the period included fuel surcharge revenues of $55.5 million, compared to $47.9 million in the same period of 2020. Net income was $58.9 million, compared to $53.1 million in the same period of 2020, an increase of $5.8 million (10.9%). Basic earnings per share were $0.74 during the period, compared to $0.65 basic earnings per share in the same period of 2020. The Company posted an operating ratio of 82.8%, non-GAAP adjusted operating ratio(1) of 80.5%, and a 12.8% net margin (net income as a percentage of operating revenues) for the nine months ended September 30, 2021 compared to 85.8%, 84.2%, and 10.9%, respectively, in the same period of 2020.

Balance Sheet, Liquidity, and Capital Expenditures

As of September 30, 2021, the Company had $180.4 million in cash balances, an increase of $13.1 million since the second quarter of 2021, and a $66.5 million increase since December 31, 2020. The Company amended its unsecured line of credit as of August 31, 2021 which reduced the available borrowing capacity from $100 million to $25 million. The Company continues to have the ability to increase the available borrowing base by an additional $100 million, subject to normal credit and lender approvals. The Company had $14.2 million in available borrowing capacity on the line of credit as of September 30, 2021 after consideration of $10.8 million outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $958.3 million and stockholders' equity of $708.8 million, following the declaration of $41.1 million regular and special dividends payable to our shareholders on October 1, 2021.

Net cash flows from operations for the first nine months of 2021 were $95.7 million, 20.8% of operating revenue. Net revenue equipment and terminal transactions provided $5.2 million of cash. The primary uses of net cash during the nine-month period ended September 30, 2021 were $31.4 million for the repurchase of our common stock (including amounts payable at December 31, 2020) and $3.2 million for dividends.

The average age of the Company's tractor fleet was 1.7 years as of September 30, 2021 compared to 2.0 years on September 30, 2020. The average age of the Company's trailer fleet was 3.3 years as of September 30, 2021 compared to 3.6 years on September 30, 2020. The Company currently anticipates a total of approximately $15 to $20 million in net capital expenditures for the remainder of calendar year 2021.
The Company continues its commitment to stockholders through the payment of cash dividends and repurchases of common stock. A dividend of $0.52 ($0.50 special dividend and $0.02 regular dividend) per share was declared during the third quarter 2021 and paid on October 1, 2021, along with regular dividends declared and paid during the first and second quarters of 2021, respectively. The Company has now paid cumulative cash dividends of $534.7 million, including four special dividends, ($2.00 in 2007, $1.00 in 2010, $1.00 in 2012, and $0.50 in 2021) over the past seventy-three consecutive quarters since 2003.

During the three months ended September 30, 2021, the Company purchased 987,627 shares of our common stock for $16.4 million. We purchased 1,756,428 shares of our common stock for $30.9 million, during the nine months ended September 30, 2021. As compared to 710,376 shares of our common stock purchased for $12.3 million during the first quarter of 2020, with no shares purchased during the second or third quarters of 2020. Our outstanding shares at September 30, 2021 were 78.9 million. A total of 4.6 million shares of common stock have been repurchased for $82.2 million over the past five years. The Company has the ability to repurchase an additional 6.7 million shares under the current authorization which would result in 72.2 million outstanding shares if fully executed.

Other Information

During the third quarter of 2021, we continued to deliver award-winning service and safety to our customers as evidenced by the following awards received:

•FedEx Express - 2021 National Carrier of the Year (11 years in a row)
•FedEx Express - Platinum Service Level (99.99% On-Time Delivery)

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to reducing unnecessary or unproductive costs, our ability to react to changing market conditions, operational improvements, progress toward our goals, and future capital expenditures are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2020. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-626-3600) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
OPERATING REVENUE	$152,612	$162,282	$459,142	$489,473

OPERATING EXPENSES:
Salaries, wages, and benefits	$62,733	$67,178	$190,446	$205,579
Rent and purchased transportation	950	999	2,922	3,635
Fuel	25,258	21,218	74,220	65,445
Operations and maintenance	5,372	7,118	16,729	21,516
Operating taxes and licenses	3,311	3,664	10,345	11,229
Insurance and claims	5,053	4,827	15,171	16,034
Communications and utilities	1,218	1,398	3,412	4,091
Depreciation and amortization	25,280	27,625	78,162	81,427
Other operating expenses	5,418	6,637	16,173	19,602
Gain on disposal of property and equipment	(15,254)	(5,721)	(27,341)	(8,739)

	119,339	134,943	380,239	419,819

Operating income	33,273	27,339	78,903	69,654

Interest income	181	171	493	704

Income before income taxes	33,454	27,510	79,396	70,358

Federal and state income taxes	8,988	6,796	20,454	17,224

Net income	$24,466	$20,714	$58,942	$53,134

Earnings per share
Basic	$0.31	$0.25	$0.74	$0.65
Diluted	$0.31	$0.25	$0.74	$0.65

Weighted average shares outstanding
Basic	79,336	81,370	79,795	81,530
Diluted	79,364	81,404	79,839	81,587

Dividends declared per share	$0.52	$0.02	$0.56	$0.06

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	September 30,	December 31,
ASSETS	2021	2020
CURRENT ASSETS
Cash and cash equivalents	$180,366	$113,852
Trade receivables, net	58,538	55,577
Prepaid tires	9,272	8,241
Other current assets	10,398	15,342
Total current assets	258,574	193,012

PROPERTY AND EQUIPMENT	725,502	779,360
Less accumulated depreciation	234,444	240,080
	491,058	539,280
GOODWILL	168,295	168,295
OTHER INTANGIBLES, NET	22,953	24,746
DEFERRED INCOME TAXES, NET	—	8,164
OTHER ASSETS	17,400	17,679
	$958,280	$951,176
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$14,431	$12,751
Dividend payable	41,094	—
Compensation and benefits	24,355	22,422
Insurance accruals	13,645	15,837
Income taxes payable	4,513	1,475
Other accruals	19,001	18,557
Total current liabilities	117,039	71,042
LONG-TERM LIABILITIES
Income taxes payable	5,385	5,801
Deferred income taxes, net	87,217	104,004
Insurance accruals less current portion	39,823	45,995
Total long-term liabilities	132,425	155,800
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2021 and 2020; outstanding 78,943 and 80,653 in 2021 and 2020, respectively	907	907
Additional paid-in capital	4,319	4,330
Retained earnings	905,620	890,970
Treasury stock, at cost; 11,746 and 10,036 in 2021 and 2020, respectively	(202,030)	(171,873)
	708,816	724,334
	$958,280	$951,176

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$152,612	$162,282	$459,142	$489,473
Less: Fuel surcharge revenue	19,628	14,412	55,544	47,858
Operating revenue, excluding fuel surcharge revenue	132,984	147,870	403,598	441,615

Operating expenses	119,339	134,943	380,239	419,819
Less: Fuel surcharge revenue	19,628	14,412	55,544	47,858
Adjusted operating expenses	99,711	120,531	324,695	371,961

Operating income	$33,273	$27,339	$78,903	$69,654
Operating ratio	78.2%	83.2%	82.8%	85.8%
Adjusted operating ratio	75.0%	81.5%	80.5%	84.2%

(a) Operating revenue excluding fuel surcharge revenue, fuel surcharge revenue, and adjusted operating ratio as reported in this press release are based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that adjusted operating ratio is more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Adjusted operating ratio is not a substitute for operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that adjusted operating ratio improves comparability in analyzing our period-to-period performance, it could limit comparability to other companies in our industry if those companies define adjusted operating ratio differently. Because of these limitations, adjusted operating ratio should not be considered a measure of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.